Exhibit 14.1

CODE OF BUSINESS CONDUCT AND ETHICS

(As amended November 18, 2008)

OVERVIEW OF THE CODE

Occam’s reputation for honesty and integrity is among our most important assets. The Occam Code of Business Conduct and Ethics, which may be referred to as the “Code,” is designed to provide you with a clear understanding of the conduct we expect from all our employees, directors, and consultants.

The Code applies to all directors, officers, and employees of Occam and its subsidiaries, who, unless otherwise specified, are referred to together in the Code as “employees.” In addition, consultants, contractors, and agents acting on behalf of Occam must review the Code and agree to be bound by its provisions as if they were employees.

You are required to review the Code carefully. All new employees of Occam must execute an acknowledgement stating that they agree to be bound by the Code. Existing employees will be asked from time to time to provide the Human Resources Department with a similar acknowledgement. Failure to comply with the Code can and will result in disciplinary or enforcement action, which could include a termination of employment.

PURPOSES OF THE CODE

We have adopted and implemented the Code to deter wrongdoing and promote the following:

•                  Honest and ethical conduct, including (i) the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) the ethical conduct of our business; and (iii) the ethical management of our relationships and transactions with customers, vendors, and anyone with whom we conduct business;

•                  Full, fair, accurate, timely, and understandable disclosure in reports and documents we file with, or submit to, the Securities and Exchange Commission and in other public communications we make;

•                  Compliance with applicable governmental laws, rules, and regulations;

•                  Prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•                  Accountability for adherence to the Code.

HIGHLIGHTS OF THE CODE

The most important principal embodied in the Code is that as an employee of Occam, you are our representative, and you must act on behalf of Occam in all circumstances with honesty and integrity and in conformity with all applicable laws and regulations.  Key requirements of the Code include those listed below:

•                  You must at all times conduct yourself and any business you are conducting on Occam’s behalf in compliance with all applicable laws or regulations.

•                  You must avoid conflicts of interest or the appearance of conflicts of interest.

•                  You must insure that every business or financial record that you prepare or are involved with, whether related to internal or external transactions, is prepared timely and accurately. You must never falsify any Occam document or business record, take any other action that distorts the true nature of any transaction, or fail to report to appropriate personnel any information that is necessary to insure that Occam properly records and accounts for every business transaction.

•                  If you are involved in preparation of our financial statements and reports or other public disclosures, you must use all reasonable efforts to ensure that all information and disclosures are full, fair, accurate, timely, and complete.

•                  You may not use assets of Occam, including confidential information, for your personal business or benefit.

•                  You must deal with our customers, suppliers, and other third parties with whom Occam has relationships, and with Occam’s competitors, fairly and at arm’s length and in compliance with all applicable laws, including those relating to competitive practices.

•                  You must protect Occam’s proprietary information as well as the proprietary information of third parties that Occam may obtain and must not use any such information for your personal benefit.

•                  You must never bribe or attempt to bribe or improperly influence a government official.

•                  You must report violations or suspected violations of the Code, including requests by any other employee or colleague to violate the Code, or any threats or retaliation against someone who has reported a potential violation or who is cooperating in any investigation.

•                  Violating the Code will result in disciplinary or enforcement action, which could include a termination of your employment.

YOUR RESPONSIBILITIES

You are responsible for reading and understanding the Code. You must at all times comply with the Code, both in letter and in spirit. Ignorance of the Code will not excuse you from its requirements.

You are responsible for conforming your conduct to the Code. You must comply with the Code as well as other applicable policies of Occam. You will not be permitted to rely on technical arguments that an action was within the letter of the Code if it was clearly not within the spirit or intent of the Code.

You are responsible for seeking guidance if you have questions about the Code or if a circumstance or situation arises where you are uncertain as to whether an action is unethical or improper. Some situations may seem ambiguous. No Code of Conduct or other policy can address every circumstance. Occam encourages you to trust your instincts, as you will be responsible for your actions. In evaluating a situation, you should obtain all relevant facts, assess the responsibilities and roles of those involved, and use your own judgment and common sense to evaluate whether an action is unethical or improper. If you are uncertain, seek guidance. You may discuss with your manager any questions or concerns you have about the Code or other policies of Occam and whether or not any proposed course of conduct or dealing is appropriate. If for any reason you are uncomfortable discussing it with your manager, you should consult with appropriate personnel in the Human Resources Department or the Finance Department.

You are responsible to assist Occam in enforcing the Code and to report potential violations. You should be alert to possible violations and must report them. The process for reporting possible violations is described in Section III of the Code.

This Code is not an express or implied contract of continued employment and does not create any contractual rights for any employee of Occam or its subsidiaries. All employees should understand that this Code does not modify their employment relationship, whether at will or governed by contract, except that the employee’s compliance with the Code will be deemed a condition of continued employment with Occam.

Occam reserves the rights to amend, alter or terminate this Code, or to rescind any waiver or consent granted hereunder, at any time and for any reason.

The policies in this Code do not constitute a complete list of Occam policies or a complete list of the types of conduct that can result in disciplinary action, including a termination of employment.

XVIII.	Use of Computers and Other Equipment	12

XIX.	Use of Software	12

XX.	Use of Electronic Communications	12

XXI.	Confidentiality	12

XXII.	Recordkeeping	13

XXIII.	Records on Legal Hold	13

XXIV.	Disclosure	13

XXV.	Outside Communications	14

XXVI.	Discrimination and Harassment	14

XXVII.	Health and Safety	14

XXVIII.	Compliance Standards and Procedures	14

XXIX.	Amendment, Modification and Waiver	16

I.                                                                 INTRODUCTION

This Code of Business Conduct and Ethics (the “Code”) summarizes the ethical standards and key policies that guide the business conduct of Occam Networks, Inc. (the “Company” or “Occam”).

The purpose of this Code is to promote ethical conduct and deter wrongdoing. The policies outlined in this Code are designed to ensure that the Company’s employees, including its officers (“employees”), and members of its board of directors (“directors”) act in accordance with not only the letter but also the spirit of the laws and regulations that apply to the Company’s business. The Company expects its employees and directors to exercise good judgment to uphold these standards in their day-to-day activities and to comply with all applicable policies and procedures in the course of their relationship with the Company.

Employees and directors are expected to read the policies set forth in this Code and ensure that they understand and comply with them. The Code should also be provided to and followed by the Company’s agents and representatives, including consultants. The Code does not cover every issue that may arise, but it provides general guidelines for exercising good judgment. Employees and directors should refer to the Company’s other policies and procedures for implementing the general principles set forth below. Any questions about the Code or the appropriate course of conduct in a particular situation should be directed to the Company’s Chief Financial Officer. Any violations of laws, rules, regulations or this Code should be reported immediately. The Company will not allow retaliation against an employee or director for such a report made in good faith. Employees and directors who violate this Code will be subject to disciplinary action, which may include a termination of employment.

Each employee and director must sign the acknowledgement form at the end of this Code and return the form to the Company’s Human Resources Department indicating that he or she has received, read, understood and agreed to comply with the Code. The signed acknowledgment form will be placed in the individual’s personnel files.

II.                                                             STANDARDS OF CONDUCT

The Company expects all employees and directors to act with the highest standards of honesty and ethical conduct. The Company considers honest conduct to be conduct that is free from fraud or deception and is characterized by integrity. The Company considers ethical conduct to be conduct conforming to accepted professional standards of conduct. Ethical conduct includes the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, as discussed below.

III.                                                         ACCOUNTABILITY AND REPORTING; IDENTIFYING VIOLATIONS

Reporting Procedures

The Company expects employees to assist Occam in enforcing the Code and to report possible violations to appropriate personnel. Violations may occur as a result of someone’s intentional act or, in some cases, because of an unintentional act, oversight, or error. Employees should report suspected violations regardless of whether they believe the violation is or was intentional. Suspected violations should be reported to either of the following at Occam’s principal executive offices located at 6868 Cortona Drive, Santa Barbara, California 93117 (telephone: (805) 692-2900):

•                  Occam’s Chief Financial Officer, Jeanne Seeley; or

•                  Occam’s Chief Executive Officer, Robert L. Howard-Anderson.

If an employee has concerns relating to Occam’s accounting, internal controls, auditing matters,financial record keeping, or public disclosures, he or she should also notify the Audit Committee of Occam’s Board of Directors by sending a letter to its Chairman, Robert Bylin, c/o Occam Networks, Inc., 6868 Cortona Drive, Santa Barbara, California 93117. You may also notify the Audit Committee by sending an email to an internal Audit Committee email address that is available to all Occam employees at Occam’s internal website. Email notifications to the internal Audit Committee link will be delivered directly to members of the Audit Committee.

To the extent reasonably possible, Occam will preserve a reporting person’s anonymity in connection with any investigation of a suspected violation. If an employee has concerns about anonymity, we encourage him or her to send an anonymous letter via mail to the personnel identified above, outlining the concerns and suspected violation and providing as much detail as possible to permit, if appropriate, an investigation into the issues raised. In addition, an employee should review Occam’s Complaint Procedures for Accounting and Auditing Matters, which is available on Occam’s internal and external websites. It is against Occam policy and this Code to retaliate in any manner, including harassment or threats, against any person who has in good faith reported a suspected violation of this Code or any other Occam policy.

Identifying Violations

•                  To assist employees in the day-to-day monitoring of our business conduct, the following is a partial ist of facts or circumstances that could suggest a violation of the Code. This list is not exhaustive but provides examples of situations that employees should avoid and that should be reported.

•                  Oral or written agreements or understandings with customers modifying payment terms, rights of cancellation or product return, or any other term or condition, where such modification is not part of the terms and conditions of sale communicated to the Finance Department for purposes of recording the transaction.

•                  Improper or excessive payments relating to inaccurate or misleading time sheets, expense reports, billing records, or similar documents;

•                  Improper or excessive payments to agents, consultants, or professional service providers, particularly where the service providers are new or unknown to Occam and have not been adequately investigated or have not signed contracts or letters of engagement as required by Occam’s policies, or where an association between Occam and the third party would be embarrassing if exposed;

•                  Improper or excessive payments for “miscellaneous expenses” not properly categorized;

•                  Payroll-related expenditures, bonuses, awards, and gifts given to or by Occam employees without proper approval and adequate documentation;

•                  Payments made in cash or checks drawn to cash, or bearer or bank accounts or other property not titled in the name of Occam or a subsidiary of Occam;

•                  Any payment or transfer to, or deposit with the bank account of, an individual or intermediary rather than the individual or company with which Occam is doing business;

•                  Payments or billings made, or fees collected or paid, that are greater or less than normal payments, billings, or fees for the services provided or received and made at the request of a supplier or customer; or any payment made or received in an amount greater or less than, or for purposes other than, as described in supporting documentation;

•                  Unusual transactions occurring with non-functional, inactive, or shell subsidiaries or involving undisclosed or unrecorded assets or liabilities; and

•                  Any employment, consulting, or business relationship between an Occam employee and another company, especially in a business that is the same as or related to Occam or any subsidiary of Occam.

IV.                                                        FINANCIAL RECORDS AND PUBLIC DISCLOSURE

Every Occam financial record  including sales records, time sheets, expense reports, books and ledgers, and other financial data and records  must be accurately and timely prepared and must be prepared in accordance with all applicable laws, principles, and standards. The integrity of our financial transactions and records is critical to the operation of our business and to maintaining the confidence and trust of our stockholders, customers, suppliers, and employees.

General Principles Applicable to Employees

Each employee having any responsibility for, or involvement in, financial reporting or accounting must have an appropriate understanding of relevant accounting and financial reporting principles, standards, laws, rules, and regulations as well as Occam’s financial and accounting policies, controls, and procedures. Each employee having any responsibility for, or involvement in, the customer sales and support process or managing relationships with Occam’s vendors must understand the accounting and financial reporting implications of Occam’s transactions with these parties. All such employees should consult with the Finance Department to discuss any requests for non-standard terms or conditions. All such employees are responsible for insuring the accuracy and completeness of all documentation relating to customer sales and support or vendor transactions. The terms and conditions of any transaction between Occam and any customer or vendor must be fully and completely reflected in the documentation governing the transaction. The existence of oral or written agreements or understandings of any kind that are not part of the documentation relating to the transaction and that are not reported to the Finance Department as part of such transaction is an absolute violation of this Code and constitutes grounds for immediate termination. Examples of such agreements or understandings include (but are not limited to) requests for payment terms that differ from those reflected in purchase orders or other documentation or rights to return or cancel orders or products that are not reflected in the documentation. Employees involved in customer and vendor transactions are responsible to consult with the Finance Department if any customer or vendor requests that Occam consent to any term or condition that would not be fully reflected in the documentation relating to the transaction.

Even employees not directly involved in financial reporting, accounting, sales or purchasing will likely come into contact with financial records or reports or with other documents on which employees preparing financial statements will depend. These may include vouchers, time sheets, invoices, or expense reports. We expect every employee, regardless of his or her familiarity or involvement with finance or accounting matters or principal job responsibilities or functions, to use all reasonable efforts to ensure that every business record or report with which he or she deals is accurate, complete, reliable, and timely submitted.

Each employee is specifically required to use all reasonable efforts to ensure the following provisions of the Code are satisfied:

•                  All transactions must be recorded and classified in the proper accounting period and in the appropriate account and department. Delaying or prepaying invoices to meet budget goals is a violation of the Code.

•                  No employee may falsify any document or distort the true nature of any transaction.

•                  All transactions must be supported by complete and accurate documentation.

•                  Any information or statement in any report, filing, certification, application, or similar document that Occam may submit to any governmental authority or entity must be full, fair, accurate, timely, and complete.

•                  Employees must cooperate fully with any investigation into the accuracy, completeness, and timeliness of Occam’s financial records.

•                  To the extent estimates and accruals are required to be made in Occam’s reports and records, employees involved with such estimates and accruals will base them on good faith judgments supported by appropriate documentation.

•                  No payment may be made to any supplier, vendor, or other person, other than the person or firm that actually provided goods or services to Occam, unless the payment is approved in advance by the Chief Executive Officer and the Chief Financial Officer.

Employees Controlling Occam Funds

Every employee of Occam is personally responsible for all Occam funds over which he or she exercises control. No employee may allow any agent or contractor of Occam to exercise control over any funds of Occam without the prior approval of the Chief Executive Officer and Chief Financial Officer.

Dealing with Auditors

Our auditors have a duty to review our records in a fair and accurate manner. All employees must cooperate fully with independent and internal auditors in good faith and in accordance with law. No employee may fraudulently induce, or influence, coerce, manipulate, or mislead, our independent or internal auditors regarding any financial record, process, control, procedure or other matter.

Public Communications and Reports

Occam files reports and other documents with the Securities and Exchange Commission, the Nasdaq Global Market, and other governmental and regulatory agencies. In addition, from time to time, Occam makes other public announcements, such as issuing press releases.

Employees involved in the preparation of these reports, documents, or announcements are expected to use all reasonable efforts to ensure that Occam’s disclosures are complete, accurate, objective, relevant, timely and understandable. In addition, employees are expected to comply with Occam’s disclosure controls and procedures, which are designed to ensure full, fair, accurate, timely and understandable disclosure in our public reports and communications.

If an employee believes that any public disclosure by Occam is materially false or misleading, or if any employee becomes aware of material information that he or she believes should be disclosed to the public, he or she should bring the information to the attention of the Chief Executive Officer, the Chief Financial Officer, or the Audit Committee. An employee should take similar action if he or she believes that questionable accounting or auditing conduct or practices have occurred or are occurring.

Intentional Misconduct

Intentional misrepresentations of the Company’s financial performance or any other action by an employee that intentionally compromises the integrity of Occam’s reports (financial or otherwise), records, or public disclosures is a specific and extremely severe violation of this Code. Any violation of this Code arising from an intentional misrepresentation, including failure to report potential misrepresentations by others, will be viewed as severe misconduct and will be subject to severe penalties, including termination of employment. Examples of such intentional misconduct would include, but are not limited to, the following:

•                  Reporting any information or entering any information in Occam’s books, records, or reports that fraudulently or intentionally hides, misrepresents, or disguises the true nature of any financial or non-financial transaction;

•                  Agreeing orally or in writing to any term or condition of any transaction with a customer or vendor that is not reflected in the documentation provided to the Finance Department or failing to disclose to the Finance Department that any customer or vendor either intends to breach or otherwise fail to honor any term or condition as reflected in such documentation or has an understanding of any term or condition that is inconsistent with the understanding of the Company and the Finance Department;

•                  Establishing any undisclosed or unrecorded fund, account, asset, or liability for any improper purpose;

•                  Entering into any transaction or agreement that accelerates, postpones, or otherwise manipulates the accurate and timely reporting of revenues and expenses;

•                  Intentionally misclassifying transactions as to accounts, business units, or accounting periods; Intentionally destroying or altering any document or record that employee has been notified is subject to a legal hold; or

•                  Knowingly assisting others in any of the above.

V.                                                            COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Employees and directors must comply with all laws, rules and regulations applicable to the Company and its business, as well as applicable Company policies and procedures. Each employee and director must acquire appropriate knowledge of the legal requirements relating to his or her duties sufficient to enable him or her to recognize potential problems and to know when to seek advice from the Company’s Chief Financial Officer. Violations of laws, rules and regulations may subject the violator to individual criminal or civil liability, as well as to discipline by the Company. These violations may also subject the Company to civil or criminal liability or the loss of business. Any questions as to the applicability of any law, rule or regulation should be directed to the Company’s Chief Financial Officer.

VI.                                                        INSIDER TRADING

The purpose of the Company’s insider trading policy is to establish guidelines to ensure that all employees and directors comply with laws prohibiting insider trading. No employee or director in possession of material, non-public information may trade the Company’s securities (or advise others to trade) from the time they obtain such information until after adequate public disclosure of the information has been made. Employees and directors who knowingly trade Company securities while in possession of material, non-public information or who tip information to others will be subject to appropriate disciplinary action up to and including termination. Insider trading is also a crime.

Employees and directors also may not trade in stocks of other companies about which they learn material, non-public information through the course of their employment or service.

Any questions as to whether information is material or has been adequately disclosed should be directed to the Company’s Chief Financial Officer. Additional information regarding insider trading can be found in the Company’s Insider Trading Policy.

VII.                                                    CONFLICTS OF INTEREST

An employee’s personal activities and relationships must not conflict, or appear to conflict, with those of Occam. An employee’s decisions and actions in the course of employment should be based on the best interests of Occam, not based on his or her own personal relationships or business and financial interests.

We expect each employee to evaluate his or her personal relationships and activities to determine whether a conflict exists or could appear to exist and to avoid such relationships and activities. Common conflicts arise through the employment or business activities of a spouse, significant other, or other relative or through personal or business relationships through which an employee or a spouse, significant other, or relative may have a personal or economic relationship. Any situation where it may be difficult for an employee to perform his or her work impartially, objectively, or effectively and in the best interests of Occam could suggest that a conflict exists.

Each employee is required to disclose immediately to a supervisor, the Finance Department, or the Human Resources Department if he or she becomes aware that any personal relationship or business or financial interest conflicts, or may appear to conflict, with those of Occam. Supervisors with concerns that any actual or suspected conflict, whether their own or related to a reporting employee, would violate the Code should contact the Finance Department or Human Resources Department.

Employee Conflicts

Conflicts arise in numerous situations, and it is not possible to categorize every potential conflict. Again, the employee is responsible to evaluate these situations and confer with his or her supervisor or finance or human resources personnel. Conflicts such as those relating to an employee’s work schedule, duties, and responsibilities are specifically described in the employee handbook. In connection with the Code, we have also adopted the following conflicts policies relating to business or financial interests of employees (for the following purposes, “employee” does not include non-employee directors of Occam):

•                  Employees may own up to 1% of the stock of a competitor, customer, or supplier without obtaining prior approval so long as the stock is publicly traded and the employee has no discretionary authority in dealing with the competitor, customer, or supplier. If the employee proposes to purchase more than 1% of the stock of a competitor, customer, or supplier, if the company is not publicly traded, or if the employee has discretionary authority in dealing with the competitor, customer, or supplier, then the stock may only be purchased with the prior approval of the Chief Financial Officer or, in the case of any officer, the prior approval of the Audit Committee of the Board of Directors.

•                  Employees must disclose any financial interest they may have in a transaction between Occam and a third party, and that interest must be approved by the Chief Financial Officer prior to the transaction or, in the case of an officer, by the Audit Committee. If the financial interest relates solely to the fact that a spouse or other relative works at the third party, then for employees other than officers, no prior approval will be required unless the employee deals with the supplier or customer, or the spouse or significant other or other relative deals with Occam or any subsidiary of Occam. Nevertheless, the employee must still disclose to his or her supervisor the potential interest in any proposed transaction of which he or she has knowledge.

•                  No employee may directly or indirectly exploit for personal gain any opportunities that are discovered through the use of corporate property, information, or position unless the opportunity is fully disclosed in writing to the Board of Directors and the Board of Directors declines to pursue the opportunity.

•                  Loans from Occam to any director or officer of Occam or any relative of any officer or director are prohibited. Loans to any other employee or employee relative must be approved in advance by the Board of Directors or a designated committee (excluding travel advances and similar payments made in connection with Occam’s business expense reimbursement policies).

•                  No employee may perform services as a director, employee, agent, or contractor for any competitor of Occam.

•                  No employee may perform any services as a director, employee, agent, or contractor for any customer, supplier, or any other entity that has a business relationship with Occam, without the prior approval of the Chief Financial Officer or, in the case of any officer of Occam, the prior approval of the Audit Committee.

•                  Employees may on their own time serve as officers, directors, or consultants to businesses that are not competitors, customers, or suppliers of Occam, but any service must be disclosed to and approved by the employee’s supervisor or, in the case of an officer, disclosed to and approved by the Audit Committee. In addition, such service must not otherwise interfere with the employee’s responsibilities to Occam. Notwithstanding the foregoing, employees may serve on boards of charitable organizations or educational, political, community, or religious institutions so long as such service does not otherwise create a conflict of interest or interfere with responsibilities to Occam.

•                  No employee may serve on the decision-making or rule-making panel of any local, regulatory or advisory body of any governmental entity whose rules or decisions have application to Occam’s business activities, without the prior approval of the Audit Committee. Employees may serve in an elected or appointed public office, however, so long as the position does not create or appear to create a conflict of interest and does note interfere with the employee’s responsibilities to Occam.

The foregoing list of conflicts is not exclusive, and other situations or circumstances that are not listed could give rise to conflicts. It is the responsibility of each employee to identify potential conflicts and consult with his or her supervisor or other appropriate personnel concerning conflicts.

Occam may, in its sole and absolute discretion, rescind any approval granted with respect to an actual or potential conflict of interest if for any reason Occam determines it to be in the best interests of the company.

Additional Conflict Provisions Relating to Non-Employee Directors

Members of Occam’s Board of Directors who are not also employees have special responsibilities to Occam but are also prominent individuals with substantial other responsibilities. Members of the Board will be required to disclose to other directors any personal, financial, business, or other economic interest they may have in any transaction submitted for approval by the Board and must recuse themselves from participating in any decision in which there exists a conflict of interest between their personal interests and the interests of Occam. Each non-employee director must promptly inform Occam if he or she performs services as a director, employee, consultant, contractor, or agent for any customer, supplier, or other third party with whom Occam has a business relationship. No non-employee director may serve as a director, employee, consultant, contractor, or agent for any competitor of Occam.

VIII.                                                NO LOANS TO EXECUTIVE OFFICERS OR DIRECTORS

As indicated under “Conflicts of Interest,” it is the policy of the Company not to extend or maintain credit, to arrange for the extension of credit, or to renew an extension of credit, in the form of a personal loan to or for any director or executive officer of the Company. Any questions about whether a loan has been made to a director or executive officer in violation of this policy should be directed to the Company’s Chief Financial Officer.

IX.                                                        CORPORATE OPPORTUNITIES

As indicated under “Conflicts of Interest” above, employees and directors are prohibited from:

•                  Personally taking for themselves opportunities that are discovered through the use of corporate property, information or position;

•                  Using corporate property, information or position for personal gain; and

•                  Competing with the Company.

Employees and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

X.                                                            FAIR DEALING

The Company seeks to excel while operating fairly and honestly, never through unethical or illegal business practices. Each employee and director should endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees. No employee or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practices.

XI.                                                        CUSTOMER RELATIONSHIPS

Employees must act in a manner that creates value for the Company’s customers and helps to build a relationship based upon trust. The Company and its employees have provided products and services for many years and have built up significant goodwill over that time. This goodwill is one of our most important assets, and Company employees must act to preserve and enhance the Company’s reputation.

XII.                                                    SUPPLIER RELATIONSHIPS

The Company’s suppliers make significant contributions to the Company’s success. To create an environment where the Company’s suppliers have an incentive to work with the Company, suppliers must be confident that they will be treated lawfully and in an ethical manner. The Company’s policy is to purchase supplies based on need, quality, service, price and terms and conditions. The Company’s policy is to select significant suppliers or enter into significant supplier agreements though a competitive bid process where possible. In selecting suppliers, the Company does not discriminate on the basis of race, color, religion, sex, national origin, age, sexual preference, marital status, medical condition, veteran status, physical or mental disability, or any other characteristic protected by federal, state or local law. A supplier to the Company is generally free to sell its products or services to any other party, including Company competitors. In some cases where the products or services have been designed, fabricated, or developed to the Company’s specifications, the agreement between the parties may contain restrictions on sales.

XIII.                                                EXPORT CONTROLS

The Company requires compliance with laws and regulations governing export controls in both the United States and in the countries where the Company conducts its business. A number of countries maintain controls on the destinations to which products may be exported. Some of the strictest export controls are maintained by the United States against countries that the U.S. government considers unfriendly or as supporting international terrorism. The U.S. regulations are complex and apply both to exports from the United States and to exports of products from other countries, when those products contain U.S.-origin components or technology. In some circumstances, an oral presentation containing technical data made to foreign nationals in the United States may constitute an export subject to control. Any questions about export control laws and regulations should be directed to the Company’s Chief Financial Officer

XIV.                                               GIFTS AND ENTERTAINMENT

Business gifts and entertainment are designed to build goodwill and sound working relationships among business partners. A problem may arise if:

•                  The receipt by one of our employees of a gift or entertainment would compromise, or could reasonably be viewed as compromising, that person’s ability to make objective and fair business decisions on behalf of the Company; or

•                  The offering by one of our employees of a gift or entertainment would appear to be an attempt to obtain business through improper means or to gain any special advantage in our business relationships, or could reasonably be viewed as such an attempt.

Employees must use good judgment and ensure there is no violation of these principles. Any questions about whether any gifts or proposed gifts are appropriate should be directed to the Company’s Chief Financial Officer.

XV.                                                   GOVERNMENT BUSINESS

Employees should understand that special requirements might apply when contracting with any governmental body (including national, state, provincial, municipal, or other similar governmental divisions on local jurisdictions). Because government officials are obligated to follow specific codes of conduct and laws, special care must be taken in government procurement. Some key requirements for doing business with government are:

•                  Accurately representing which Company products are covered by government contracts;

•                  Not improperly soliciting or obtaining confidential information, such as sealed competitors’ bids, from government officials prior to the award of a contract;

•                  Hiring present and former government personnel may only occur in compliance with applicable laws and regulations (as well as consulting the Company’s Chief Financial Officer).

When dealing with public officials, employees and directors must avoid any activity that is or appears illegal or unethical. Promising, offering or giving of favors, gratuities or gifts, including meals, entertainment, transportation, and lodging, to government officials in the various branches of U.S. government, as well as state and local governments, is restricted by law. Employees and directors must obtain pre-approval from the Company’s Chief Financial Officer before providing anything of value to a government official or employee. The foregoing does not apply to lawful personal political contributions.

In addition, the U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. Illegal payments to government officials of any country are strictly prohibited. Additional information regarding the Foreign Corrupt Practices Act can be found in the Company’s Foreign Corrupt Practices Act Compliance Policy.

XVI.                                               POLITICAL CONTRIBUTION

It is the Company’s policy to comply fully with all local, state, federal, foreign and other applicable laws, rules and regulations regarding political contributions. The Company’s funds or assets must not be used for, or be contributed to, political campaigns or political practices under any circumstances without the prior written approval of the Company’s Chief Financial Officer and, if required, the Company’s Board of Directors.

XVII.                                           PROTECTION AND PROPER USE OF COMPANY ASSETS

Theft, carelessness and waste have a direct impact on the Company’s profitability. Employees and directors should protect the Company’s assets and ensure their efficient use. All Company assets should be used for legitimate business purposes.

Company assets include intellectual property such as patents, trademarks, copyrights, business and marketing plans, engineering and manufacturing ideas,

designs, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information is a violation of Company policy.

XVIII.                                       USE OF COMPUTERS AND OTHER EQUIPMENT

The Company strives to furnish employees with the equipment necessary to efficiently and effectively perform their jobs. Employees must care for that equipment and use it responsibly and only for Company business purposes. If employees use Company equipment at their home or off site, precautions must be taken to protect such Company equipment from theft or damage. Employees must immediately return all Company equipment when their employment relationship with the Company ends. While computers and other electronic devices are made accessible to employees to assist them to perform their jobs and to promote our interests, all such computers and electronic devices, whether used entirely or partially on the Company’s premises or with the aid of the Company’s equipment or resources, must remain fully accessible to the Company and will remain the sole and exclusive property of the Company.

Employees should not maintain any expectation of privacy with respect to any electronic communications made using Company equipment. To the extent permitted by applicable law, the Company retains the right to gain access to any such information, at any time, with or without your knowledge, consent or approval.

XIX.                                               USE OF SOFTWARE

All software used by employees to conduct Company business must be appropriately licensed. Employee should never make or use illegal or unauthorized copies of any software, whether in the office, at home, or on the road, since doing so may constitute copyright infringement and may expose the employee and the Company to potential civil and criminal liability. The Company’s information technology department will inspect Company computers periodically to verify that only approved and licensed software has been installed. Any non-licensed/supported software will be removed.

XX.                                                   USE OF ELECTRONIC COMMUNICATIONS

Employees must use electronic communication devices in a legal, ethical, and appropriate manner. Electronic communications devices include computers, e-mail, connections to the Internet, intranet and extranet and any other public or private networks, voice mail, video conferencing, facsimiles, telephones or future types of electronic communication. Employees may not post or discuss information concerning Company products or business on the Internet without the prior written consent of the Company’s Chief Financial Officer. It is not possible to identify every standard and rule applicable to the use of electronic communications devices. Employees are therefore encouraged to use sound judgment whenever using any feature of the Company’s communications systems.

XXI.                                               CONFIDENTIALITY

Employees and directors should maintain the confidentiality of information entrusted to them by the Company or its affiliates, customers, partners, distributors and suppliers, except when disclosure is specifically authorized by the Company’s Chief Financial Officer or required by law.

Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its affiliates, customers, partners, distributors and suppliers if disclosed. Any questions about whether information is confidential should be directed to the Company’s Chief Financial Officer.

XXII.                                           RECORDKEEPING

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the transactions and matters to which they relate and must conform both to applicable legal requirements and to the Company’s system of internal controls. All assets of the Company must be carefully and properly accounted for. The making of false or misleading records or documentation is strictly prohibited. Unrecorded funds or assets should not be maintained. Please refer also to the more detailed requirements under Section IV (Financial Records and Public Disclosure).

The Company complies with all laws and regulations regarding the preservation of records. Records should be retained or destroyed only in accordance with the Company’s document retention policies. Any questions about these policies should be directed to the Company’s Chief Financial Officer.

XXIII.                                       RECORDS ON LEGAL HOLD

A legal hold suspends all document destruction procedures in order to preserve appropriate records under special circumstances, such as litigation or government investigations. The Company’s Chief Financial Officer determines and identifies what types of Company records or documents are required to be placed under a legal hold and will notify employees if a legal hold is placed on records for which they are responsible. Employees must not destroy, alter or modify records or supporting documents that have been placed under a legal hold under any circumstances. A legal hold remains effective until it is officially released in writing by the Company’s Chief Financial Officer. If an employee is unsure whether a document has been placed under a legal hold, such employee should preserve and protect that document while the Chief Financial Officer is contacted.

XXIV.                                      DISCLOSURE

The information in the Company’s public communications, including filings with the Securities and Exchange Commission, must be full, fair, accurate, timely and understandable. All employees and directors are responsible for acting in furtherance of this policy. In particular, each employee and director is responsible for complying with the Company’s disclosure controls and procedures and internal controls for financial reporting. Any questions concerning the Company’s disclosure controls and procedures and internal controls for financial reporting should be directed to the Company’s Chief Financial Officer. Please refer also to the more detailed requirements under Section IV (Financial Records and Public Disclosure).

Anyone that believes that questionable accounting or auditing conduct or practices have occurred or are occurring should refer to the Company’s Complaint Procedures for Accounting and Auditing Matters.

XXV.                                          OUTSIDE COMMUNICATIONS

The Company has established specific policies regarding who may communicate information to the public, the press and the financial analyst communities:

•                  The Company’s Chief Executive Officer, Chief Financial Officer and investor relations personnel are official spokespeople for financial matters.

•                  The Company’s corporate communications personnel are official spokespeople for public comment, press, marketing, technical and other such information.

•                  All communications of material non-public information made to public audiences, including formal communications and presentations made to investors or the press, require prior approval of the Company’s Chief Financial Officer, which will ensure that all necessary review is undertaken.

These designees are the only people who may communicate externally on behalf of the Company. Employees and directors should refer all inquiries or calls from the press, from stockholders to the Company’s Chief Financial Officer, which will see that the inquiry is directed to the appropriate authority within the Company.

Employees and directors may not publish or make public statements outside the scope of employment with or service to the Company that might be perceived or construed as attributable to the Company without preapproval from the Company’s Chief Financial Officer. Any such statement must include the Company’s standard disclaimer that the publication or statement represents the views of the specific author and not of the Company.

XXVI.             DISCRIMINATION AND HARASSMENT

The diversity of the Company’s employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.

XXVII.           HEALTH AND SAFETY

The Company strives to provide each employee with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

XXVIII.         COMPLIANCE STANDARDS AND PROCEDURES

No code of business conduct and ethics can replace the thoughtful behavior of an ethical employee or director or provide definitive answers to all questions. Since the Company cannot anticipate every potential situation, certain policies and procedures have been put in place to help employees and directors approach questions or problems as they arise.

A.                                    Designated Ethics Officer

The Company’s Chief Financial Officer has been designated as the Company’s Ethics Officer with responsibility for overseeing and monitoring compliance with the Code. The Ethics Officer reports directly to the Chief Executive Officer with respect to these matters and also will make periodic reports to the Company’s Audit Committee regarding the implementation and effectiveness of this Code as well as the policies and procedures put in place to ensure compliance with the Code.

B.                                    Seeking Guidance

Employees and directors are encouraged to seek guidance from supervisors, managers or other appropriate personnel when in doubt about the best course of action to take in a particular situation. In most instances, questions regarding the Code should be brought to the attention of the Company’s Chief Financial Officer.

C.                                    Reporting Violations

If an employee or director knows of or suspects a violation of the Code, or of applicable laws and regulations, he or she must report it immediately as described under Section III (Accountability and Reporting).

Anyone that believes that questionable accounting or auditing conduct or practices have occurred or are occurring should refer to the Company’s Complaint Procedures for Accounting and Auditing Matters.

D.                                    No Retaliation

Any employee or director who observes possible unethical or illegal conduct is encouraged to report his or her concerns. Reprisal, threats, retribution or retaliation against any person who has in good faith reported a violation or suspected violation of law, this Code or other Company policies, or against any person who is assisting in any investigation or process with respect to such a violation, is prohibited.

Any employees involved in retaliation will be subject to serious disciplinary action by the Company. Furthermore, the Company could be subject to criminal or civil actions for acts of retaliation against employees who “blow the whistle” on U.S. federal securities law violations and other federal offenses.

E.                                      Investigations

Reported violations will be promptly investigated. The Board of Directors or its designated committee will be responsible for investigating violations and determining appropriate disciplinary action for matters involving members of the Board of Directors or executive officers. The Board of Directors or its designated committee may designate others to conduct or manage investigations on its behalf and recommend disciplinary action. Subject to the general authority of the Board of Directors to administer this Code, the Chief Financial Officer and the Chief Executive Officer will be jointly responsible for investigating violations and determining appropriate disciplinary action for other employees, agents and contractors. The Chief Financial Officer and the Chief Executive Officer may designate others to conduct or manage investigations on their behalf and recommend disciplinary action. The Board of Directors reserves the right to investigate violations and determine appropriate disciplinary action on its own or to designate others to do so in place of, or in addition to, the Chief Financial Officer. It is imperative that the person reporting the violation not conduct an investigation on  his or her own. However, employees and directors are expected to cooperate fully with any investigation made by the Company into reported violations.

F.                                      Discipline/Penalties

Employees and directors who violate the laws or regulations governing the Company’s business, this Code, or any other Company policy, procedure or requirement may be subject to disciplinary action, up to and including termination. Employees and directors who have knowledge of a violation and fail to move promptly to report or correct it, or who direct or approve violations, may also be subject to disciplinary action, up to and including termination.

Furthermore, violations of some provisions of this Code are illegal and may subject the employee or director to civil and criminal liability.

XXIX.             AMENDMENT, MODIFICATION AND WAIVER

This Code may be amended or modified by the Board of Directors or a committee of the Board of Directors.

Any waiver of this Code for a director, executive officer and any financial or accounting officer at the level of the principal accounting officer or controller or above, may be made only by the Board of Directors, and must be promptly disclosed to stockholders if and as required by law or the rules of the stock exchange or over the counter trading system on which the Company’s stock is traded or quoted. Waivers with respect to other employees or applicable contractors may be made only by the Company’s Chief Financial Officer. Any waiver of this Code with respect to a conflict of interest transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended, must be approved in advance by the Company’s Audit Committee.

* * * * *

ACKNOWLEDGEMENT OF RECEIPT OF CODE OF

BUSINESS CONDUCT AND ETHICS

I have received and read this Occam Networks, Inc. Code of Business Conduct and Ethics. I understand the standards and policies contained in the Code and understand that there may be additional policies or laws specific to my job. I agree to comply with the Code.

If I have questions concerning the meaning or application of the Code, any Company policies or procedures, or the legal and regulatory requirements applicable to my job, I know that I can consult with the Company’s Chief Financial Officer, knowing that my questions or reports to these sources will be maintained in confidence.

Print Name

Signature

Date

Please sign and return this form to the Human Resources Department.